Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-152699) and related Prospectus of Interval Leisure Group, Inc. for the registration of 12,231,125 shares of its common stock and to the incorporation by reference therein of our report dated March 2, 2009, with respect to the consolidated financial statements and schedule of Interval Leisure Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida
January 20, 2010